Exhibit 99.1

UNITED ONLINE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Overview

On March 31, 2016, Classmates International, Inc. (“Seller”), a Delaware corporation and subsidiary of United Online, Inc., a Delaware corporation (“United Online”), and Ströer Content Group GmbH, a limited liability company organized under the laws of Germany (“Purchaser”) entered into a Share Purchase Agreement, dated March 31, 2016 (the “Agreement”) regarding the sale of United Online’s European social media business. Pursuant to the Agreement, the Seller agreed to sell to the Purchaser all of the shares of stock in the following entities: StayFriends GmbH, a German entity, Trombi Acquisition SARL, a French entity, Klassträffen Sweden AB, a Swedish entity, and Klassenfreunde.ch GmbH, a Swiss entity (collectively, the “Social Media Business”). On May 24, 2016, the Seller completed the sale of the Social Media Business to the Purchaser. The total cash consideration received for the Social Media Business was approximately 16 million Euros.

Basis of Presentation

The unaudited pro forma condensed consolidated financial statements reflect adjustments to United Online’s historical financial results in connection with the sale of the Social Media Business. The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with United Online’s historical consolidated financial statements and accompanying notes.

The unaudited pro forma condensed consolidated balance sheet gives effect to the sale of the Social Media Business as if it occurred as of March 31, 2016, United Online’s latest balance sheet date. In addition, in order to reflect the sale of the Social Media Business, as well as the sale of the MyPoints business, which closed on April 19, 2016, the pro forma condensed consolidated balance sheet gives effect to the sale of the MyPoints business as if it occurred on March 31, 2016.  The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated statement of operations for the quarter ended March 31, 2016 is not included because all adjustments related to discontinued operations were reflected in United Online’s historical financial statements in United Online’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, as filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2016.  The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013 are not included because all adjustments related to discontinued operations were reflected in United Online’s historical financial statements in United Online’s Current Report on Form 8-K, as filed with the SEC on May 26, 2016.

The pro forma adjustments are based on available information and assumptions that United Online’s management believes are (a) directly attributable to the sale, (b) are factually supportable and (c) with respect to the statements of operations, have continuing impact on the consolidated results. The pro forma adjustments may differ from those that will be calculated to report United Online’s discontinued operations in United Online’s future filings.  The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what United Online’s results of operations or balance sheet would have been had the sales of the Social Media Business and the MyPoints business occurred on the dates indicated. The unaudited pro forma condensed consolidated financial information also should not be considered representative of United Online’s future results of operations or financial position.

UNITED ONLINE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

MARCH 31, 2016

(in thousands)

	United Online Historical	Social Media Business Pro Forma Adjustments		MyPoints Pro Forma Adjustments		Pro Forma United Online
Assets
Current assets:
Cash and cash equivalents	$98,069	$18,240	(a)	$11,807	(e)	$128,116
Accounts receivable, net of allowance	3,497					3,497
Inventories, net	1,376					1,376
Other current assets	5,863					5,863
Assets of discontinued operations	23,077	(11,755	)(b)	(11,322	)(f)	—
Total current assets	131,882	6,485		485		138,852
Property and equipment, net	5,849					5,849
Deferred tax assets, net	156					156
Goodwill	7,489					7,489
Other assets	820					820
Assets of discontinued operations	10,601	(6,681	)(b)	(3,920	)(f)	—
Total assets	$156,797	$(196)		$(3,435)		$153,166

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,367	$568	(c)	$225	(g)	$7,160
Accrued liabilities	5,361					5,361
Deferred revenue	3,996					3,996
Liabilities of discontinued operations	21,289	(12,081	)(b)	(9,208	)(f)	—
Total current liabilities	37,013	(11,513)		(8,983)		16,517
Deferred tax liabilities, net	2,178					2,178
Other liabilities	5,243					5,243
Liabilities of discontinued operations	11,955	(489	)(b)	(11,466	)(f)	—
Total liabilities	56,389	(12,002)		(20,449)		23,938
Commitments and contingencies
Stockholders’ equity:
Common stock	1					1
Additional paid-in capital	223,186					223,186
Accumulated other comprehensive loss	(3,446)	1,368	(b)			(2,078)
Accumulated deficit	(119,333)	10,438	(d)	17,014	(h)	(91,881)
Total stockholders’ equity	100,408	11,806		17,014		129,228
Total liabilities and stockholders’ equity	$156,797	$(196)		$(3,435)		$153,166

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

UNITED ONLINE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a)   Adjustment reflects the approximately $18.2 million in cash received for the sale of the Social Media Business.

(b)   Adjustments reflect the elimination of the assets and liabilities of the Social Media Business in connection with the sale on May 24, 2016.

(c)   Adjustment reflects accrued transaction-related costs totaling $0.6 million directly related to the sale of the Social Media Business.

(d)   Adjustment reflects the estimated after-tax effect on retained earnings from the sale of the Social Media Business.

(e)   Adjustment reflects the approximately $11.8 million in cash received, which was net of the estimated $1.2 million post-closing purchase price adjustment, for the sale of the MyPoints business.

(f)    Adjustments reflect the elimination of the assets and liabilities of the MyPoints business in connection with the sale on April 19, 2016.

(g)   Adjustment reflects accrued transaction-related costs totaling $0.2 million directly related to the sale of the MyPoints business.

(h)   Adjustment reflects the estimated after-tax effect on retained earnings from the sale of the MyPoints business.